Exhibit 4.2

ORBITAL ATK, INC.

2015 STOCK INCENTIVE PLAN

Section 1.                                          Purpose of the Plan; Effect on Prior Plans

(a)                                 Purpose of the Plan.  The purpose of the Plan is to assist the Company in attracting, retaining and motivating employees, officers and non-employee Directors capable of assuring the future success of the Company through the grant of Awards to such persons under the Plan.  The Company expects that Awards of stock-based compensation and opportunities for stock ownership in the Company will align the interests of Plan participants with those of the Company’s stockholders and provide incentives to Plan participants to act in the long-term best interests of the Company.

(b)                                 Effect on Prior Plans.  From and after the date of stockholder approval of this Plan, all equity awards to employees, officers and non-employee Directors will be granted under the Plan.  All outstanding awards previously granted under a prior stock incentive plan will remain outstanding in accordance with their terms.

Section 2.                                          Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a)                                 “Affiliate” means (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

(b)                                 “Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Dividend Equivalent, Performance Award or Other Stock-Based Award granted under the Plan.

(c)                                  “Award Agreement” means any written agreement, contract or other instrument or document evidencing an Award granted under the Plan.  Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.

(d)                                 “Board” means the Board of Directors of the Company.

(e)                                  “Change in Control” shall have the definition approved by the Committee and contained within the Company’s Income Security Plan (a change-in-control severance plan for certain executive officers and other senior management of the Company) or within another severance plan or executive change-in-control severance agreement between a Participant and the Company, as applicable, or as specified in a Participant’s Award Agreement; provided that, for purposes of Awards granted under this Plan, a Change in Control shall not be deemed to occur until the actual consummation of the event that results in a change in control.

(f)                                   “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(g)                                  “Committee” means the Compensation and Human Resources Committee of the Board or any successor committee of the Board designated by the Board to administer the Plan.  The Committee shall be comprised of not less than such number of Directors as shall be required to permit Awards granted under the Plan to qualify under Rule 16b-3, and each member of the Committee shall be a “Non-Employee Director” within the meaning of Rule 16b-3 and an “outside director” within the meaning of Section 162(m) of the Code.  The Company expects to have the Plan administered in accordance with the requirements for the award of “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.  To the extent required by the corporate governance rules of the New York Stock Exchange, this Plan shall be administered by a committee composed entirely of independent directors (within the meaning of the rules of the New York Stock Exchange).

(h)                                 “Company” means Orbital ATK, Inc., a Delaware corporation.

(i)                                     “Director” means a member of the Board.

(j)                                    “Dividend Equivalent” means any right granted under Section 6(d) of the Plan.

(k)                                 “Eligible Person” means any employee, officer or non-employee Director of the Company or any Affiliate whom the Committee determines to be an Eligible Person.

(l)                                     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m)                             “Fair Market Value” means, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.  Notwithstanding the foregoing, unless otherwise determined by the Committee, the Fair Market Value of a Share on a given date for purposes of the Plan shall be the closing sale price of the Shares on the New York Stock Exchange as reported in the consolidated transaction reporting system on such date or, if such Exchange is not open for trading on such date, on the most recent preceding date when such Exchange is open for trading.

(n)                                 “Incentive Stock Option” means an option granted under Section 6(a) of the Plan that is intended to meet the rules and requirements of Section 422 of the Code or any successor provision.

(o)                                 “Non-Qualified Stock Option” means an option granted under Section 6(a) of the Plan.

(p)                                 “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

(q)                                 “Other Stock-Based Award” means any right granted under Section 6(f) of the Plan.

(r)                                    “Participant” means an Eligible Person who is designated by the Committee to be granted an Award under the Plan.

(s)                                   “Performance Award” means any right granted under Section 6(e) of the Plan.

(t)                                    “Performance Goal” means an objective and measurable performance goal or goals providing for a targeted level or levels of achievement using one or more of the following measures:  (i) sales or revenues (including, without limitation, sales or revenue growth); (ii) gross profit; (iii) income before interest and taxes; (iv) income before interest, taxes, depreciation and amortization; (v) net income; (vi) net income from operations; (vii) operating results excluding pension mark-to-market; (viii) earnings per Share; (ix) return measures (including, without limitation, return on assets, capital, invested capital, equity, sales or revenues); (x) productivity ratios; (xi) expense or cost reduction measures; (xii) margins; (xiii) operating efficiency; (xiv) market share; (xv) orders; (xvi) customer satisfaction; (xvii) working capital targets; (xviii) budget comparisons; (xix) implementation or completion of specified projects or processes; (xx) the formation of joint ventures, establishment of research or development collaborations or the completion of other transactions; (xxi) cash flow (including, without limitation, operating cash flow, free cash flow and cash flow return on equity); (xxii) Share price (including, without limitation, growth in Share price and total stockholder return); (xxiii) profitability of an identifiable business unit or product; (xxiv) economic profit or economic value added; (xxv) cash value added or (xxvi) backlog.  The foregoing measures may relate to the Company, one or more of its subsidiaries or one or more of its business groups, divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine.  On or before the 90th day of the applicable performance period (or, if different, the period of service) for which Performance Goals are established, or in any event, no later than twenty-five percent (25%) of the period of service to which the Performance Goal relates has elapsed, the Committee may specify that the achievement of the Performance Goals will be calculated without regard to the negative or positive effect of certain events, including, without limitation, any of the following events:  charges for extraordinary items and other unusual and/or non-recurring items of loss or gain; asset impairments; litigation or claim judgments or settlements; changes in the Code or tax rates; changes in accounting principles; changes in other laws, regulations or other provisions affecting reported results; charges relating to restructurings, discontinued operations, severance and contract termination and other costs incurred in rationalizing certain business activities; gains or losses from the acquisition or disposition of businesses or assets or from the early extinguishment of debt; and foreign currency exchange gains or losses.

(u)                                 “Person” means any individual, corporation, partnership, association or trust.

(v)                                 “Plan” means this Orbital ATK, Inc. 2015 Stock Incentive Plan, as amended from time to time.

(w)                               “Restricted Stock” means any Share granted under Section 6(c) of the Plan.

(x)                                 “Restricted Stock Unit” means any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

(y)                                 “Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act or any successor rule or regulation.

(z)                                  “Section 162(m)” means Section 162(m) of the Code, or any successor provision, and the applicable Treasury Regulations and other guidance thereunder.

(aa)                          “Shares” means shares of common stock, par value of $0.01 per share, of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.

(bb)                          “Stock Appreciation Right” means any right granted under Section 6(b) of the Plan.

Section 3.                                          Administration

(a)                                 Power and Authority of the Committee.  The Plan shall be administered by the Committee.  Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to:  (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or the method by which payments or other rights are to be calculated in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement, including any terms relating to vesting conditions, the forfeiture of any Award, and the recapture or disgorgement of any cash, Shares or other amounts payable with respect to any Award; (v) amend the terms and conditions of any Award or Award Agreement, provided, however, that, except as otherwise provided in Section 4(c) hereof, the Committee shall not reprice, adjust or amend the exercise price of Options or the grant price of Stock Appreciation Rights previously awarded to any Participant, whether through amendment, cancellation and replacement grant, exchange for cash or any other Awards, or any other means; (vi) accelerate the exercisability of any Award or the lapse of restrictions relating to any Award; (vii) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended; (viii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable to a Participant with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder of the Award or the Committee; (ix) interpret and administer the Plan and any instrument or agreement, including any Award Agreement, relating to the Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.  Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award or Award Agreement, and any employee of the Company or any Affiliate.

(b)                                 Delegation.  The Committee may delegate its powers and duties under the Plan to one or more Directors (including a Director who is also an officer of the Company) or a committee of Directors, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee shall not delegate its powers and duties under the Plan (i) with regard to officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act or (ii) in such a manner as would cause the Plan not to comply with the requirements of Section 162(m) of the Code.

(c)                                  Power and Authority of the Board of Directors.  Notwithstanding anything to the contrary contained herein, the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan, unless the exercise of such powers and duties by the Board would cause the Plan not to comply with the requirements of Rule 16b-3, Section 162(m), applicable corporate law, or stock exchange listing rules.  Where the Board has determined to exercise such powers and duties, all references herein to the Committee shall be deemed references to the Board.

Section 4.                                          Shares Available for Awards

(a)                                 Shares Available.  Subject to adjustment as provided in Section 4(c) of the Plan and the Share counting rules in Section 4(b) below, the aggregate number of Shares that may be issued under all Awards under the Plan shall be 3,750,000.  Shares to be issued under the Plan will be authorized but unissued Shares or Shares that have been reacquired by the Company and designated as treasury shares.

(b)                                 Counting Shares.  For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan, subject to the counting rules of this Section 4(b).  Each Share issued pursuant to an award of Options or Stock Appreciation Rights shall reduce the aggregate plan limit by one Share.  Each Share issued pursuant to an award other than Options or Stock Appreciation Rights shall reduce the aggregate Plan limit by 2.50 Shares.  Any Award or portion of an Award that, in accordance with the terms of the applicable Award Agreement, is payable only in cash shall not be counted against the number of Shares authorized under the Plan.

(i)             Shares Added Back to the Plan Reserve.  Shares that are subject to Awards that terminate, lapse or are cancelled or forfeited shall be available again for grant under the Plan as follows:  (1) each Share that was subject to an award of Options or Stock Appreciation Rights shall be added back to the Plan on a one-for-one basis and (2) any Shares that were underlying an award other than Options or Stock Appreciation Rights shall be added back to the Plan in an amount equal to 2.50 Shares for each Share subject to such Award.

(ii)          Shares Not Added Back to the Plan Reserve.  Shares that are tendered by a Participant or withheld by the Company as full or partial payment to the Company of the purchase or exercise price relating to an Award or to satisfy tax withholding obligations relating to an Award shall not be available for future grants under the Plan.  In addition, if the exercise price of an Option under the Plan is paid in Shares, then the gross number of Shares for which the Option is exercised (rather than the net number of Shares issued upon exercise) shall be counted against the number of Shares authorized under the Plan.  Shares purchased on the open market with the cash proceeds from the exercise of Options shall not be added back to the number of Shares authorized for issuance under the Plan and shall not be available for grant under the Plan.  If Stock Appreciation Rights are settled in Shares upon exercise, the gross number of Shares subject to the Award (rather than the net number of Shares issued upon exercise) shall be counted against the number of Shares authorized under the Plan.

(c)                                  Adjustments.  In the event that an equity restructuring, as defined as a nonreciprocal transaction between the Company and its stockholders that causes the per-share fair value of the Shares underlying an Option or similar Award to change (e.g., stock dividend, stock split, spinoff, etc.), has occurred, the Committee shall make an equitable adjustment to (i) the number and type of Shares (or other securities) that thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities) subject to outstanding Awards and (iii) the purchase or exercise price with respect to any Award.

In the event that the Committee shall determine that an event other than an equity restructuring, as defined above, affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards and (iii) the purchase or exercise price with respect to any Award.

It is intended that any adjustments contemplated by the preceding two paragraphs be done in a manner consistent with Section 409A of the Code and (where applicable) Section 424 of the Code.  The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

(d)                                 Award Limitations Under the Plan.

(i)                   Section 162(m) Limitation for Certain Types of Awards.  No Participant may be granted Options, Stock Appreciation Rights or any other Award or Awards under the Plan, the value of which Award or Awards is based solely on an increase in the value of the Shares after the date of grant of such Award or Awards, for more than 100,000 Shares (subject to adjustment as provided in Section 4(c) of the Plan) in the aggregate in any calendar year.  The foregoing annual limitation specifically applies to any Award or Awards representing “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

(ii)                Section 162(m) Limitation for Performance Awards.  No Participant may be granted Performance Awards in excess of 150,000 Shares (subject to adjustment as provided in Section 4(c) of the Plan) in the aggregate in any calendar year.  This limitation does not apply to any Award subject to the limitation contained in Section 4(d)(i) of the Plan.

(iii)             Limitation on Awards Granted to Non-Employee Directors.  Directors who are not also employees of the Company or an Affiliate may not be granted Awards in the aggregate for more than 5% of the Shares available for Awards under the Plan, subject to adjustment as provided in Section 4(c) of the Plan.

(iv)            Limitation on Incentive Stock Options.  The number of Shares available for granting Incentive Stock Options under the Plan shall not exceed 1,000,000, subject to adjustment as provided in Section 4(c) of the Plan and subject to the provisions of Section 422 or 424 of the Code or any successor provision.

Section 5.                                          Eligibility

Any Eligible Person may be designated to be a Participant.  In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services provided by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant.  Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full-time or part-time employees (which term as used herein includes, without limitation, officers and Directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code or any successor provision.

Section 6.                                          Awards

(a)                                 Options.  The Committee may grant Options with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i)                   Exercise Price.  The purchase price per Share purchasable under an Option shall be determined by the Committee and shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option; provided, however, that the Committee may designate a per share exercise price below Fair Market Value on the date of grant if the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Company or an Affiliate.

(ii)                Option Term.  The term of each Option shall be fixed by the Committee but shall not be longer than 10 years from the date of grant.

(iii)             Time and Method of Exercise.  The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (including, without limitation, cash, Shares (including Shares otherwise issuable upon the exercise of the underlying Option), other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the applicable exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made.

(iv)            Minimum Vesting Provision.  Options shall have a minimum vesting period of one year from the date of grant.  Options shall not be deemed to lack a minimum vesting period solely because they vest before the end of the period in the event of the Participant’s death, disability, retirement or involuntary termination, or upon or after a Change in Control, all as determined by the Committee (subject to the provisions of the Plan) and set forth in the Award Agreement or other written instrument between the Company and a Participant.

(v)               No Reload Options.  The Committee shall not have the authority to grant an Option which provides that the Participant shall be granted a new Option (sometimes referred to as a “reload option”) for a number of Shares equal to the number of Shares surrendered by the Participant upon exercise of all or a part of the original Option.

(b)                                 Stock Appreciation Rights.  The Committee may grant Stock Appreciation Rights with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i)             Exercise Price.  A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right; provided, however, that the Committee may designate a per share grant price below Fair Market Value on the date of grant if the Stock Appreciation Right is granted in substitution for a stock appreciation right previously granted by an entity that is acquired by or merged with the Company or an Affiliate.

(ii)          Minimum Vesting Provision.  Stock Appreciation Rights shall have a minimum vesting period of one year from the date of grant.  Stock Appreciation Rights shall not be deemed to lack a minimum vesting period solely because they vest before the end of the period in the event of the Participant’s death, disability, retirement or involuntary termination, or upon or after a Change in Control, all as determined by the Committee (subject to the provisions of the Plan) and set forth in the Award Agreement or other written instrument between the Company and a Participant.

(c)                                  Restricted Stock and Restricted Stock Units.  The Committee may grant Awards of Restricted Stock and Restricted Stock Units with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i)                   Restrictions.  Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(ii)                Minimum Vesting Provision.  Awards of Restricted Stock and Restricted Stock Units shall have a minimum vesting period of one year from the date of grant.  Awards of Restricted Stock and Restricted Stock Units shall not be deemed to lack a minimum vesting period solely because they vest before the end of the period in the event of the Participant’s death, disability, retirement or involuntary termination, or upon or after a Change in Control, all as determined by the Committee (subject to the provisions of the Plan) and set forth in the Award Agreement or other written instrument between the Company and a Participant.

(iii)             Issuance and Delivery of Shares.  Any Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company.  Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock.  Shares representing Restricted Stock that is no longer subject to restrictions shall be delivered to the Participant promptly after the applicable restrictions lapse or are waived.  In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted.  Following the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holder of the Restricted Stock Units.

(iv)            Forfeiture.  Except as otherwise determined by the Committee, upon a Participant’s termination of employment or resignation or removal as a Director (in either case, as determined under criteria established by the Committee) during the applicable restriction period, all Shares of Restricted Stock and all Restricted Stock Units held by the Participant at such time shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units, subject to any limitations set forth in the Plan.

(d)                                 Dividend Equivalents.  The Committee may grant Dividend Equivalents under which the Participant shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the discretion of the Committee) equivalent to the amount of any cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee.  Subject to the terms of the Plan, such Dividend Equivalents may have such terms and conditions as the Committee shall determine.  In no event shall Dividend Equivalents be granted with respect to Options or Stock Appreciation Rights.  In addition, Dividend Equivalents may not be granted with respect to any Performance Award or other Award subject to performance-based vesting conditions unless and until all conditions or restrictions relating to such Award (or a portion of the Award) have been satisfied.  Dividend Equivalents may be awarded or credited with respect to Performance Awards for which the performance-based vesting conditions have been satisfied and the payment or issuance of the Shares subject to the Performance Award has been deferred.

(e)                                  Performance Awards.  The Committee may grant Performance Awards denominated in Shares that may be settled or payable in Shares (including, without limitation, Restricted Stock or Restricted Stock Units) or cash and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine.

(i)                   Awards Subject to Section 162(m) of the Code.  Performance Awards granted to Participants who may be “covered employees” under Section 162(m) of the Code, if so designated by the Committee, are intended to be “qualified performance-based compensation” within the meaning of Section 162(m).  Performance Awards shall, to the extent required by Section 162(m), be conditioned solely on the achievement of one or more objective Performance Goals, and such Performance Goals shall be established by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m).  Subject to the terms of the Plan and any applicable Award Agreement, the Performance Goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award, and any other terms and conditions of any Performance Award shall be determined by the Committee.  The Committee also shall have the authority to provide for accelerated vesting of any Performance Award based on the achievement of any Performance Goals.  In the event such accelerated vesting causes accelerated payment under the terms of the Award, the amount of the payment may be discounted to compensate for the acceleration of the payment if necessary to comply with the requirements of Section 162(m) of the Code.  The Committee shall also certify in writing that such Performance Goals have been met prior to payment of the Performance Awards to the extent required by Section 162(m).  With respect to covered employees, Performance Awards issued under the Plan that are designated by the Committee as intending to be “qualified performance-based compensation” are intended to avoid loss of the deduction referred to in paragraph (1) of Section 162(m) of the Code or any successor section thereto.  Accordingly, the terms of this Section 6(e) shall be interpreted in a manner consistent with Section 162(m) of the Code.

(ii)                In the event that applicable laws change to permit Board discretion to alter the governing Performance Goals without obtaining stockholder approval of such changes, the Board shall have sole discretion to make such changes without obtaining stockholder approval, provided that the exercise of such discretion shall not be inconsistent with the requirements of Code Section 162(m).  In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as performance-based compensation, the Committee may make such grants without satisfying the requirements of Section 162(m) of the Code and base vesting on Performance Goals other than those set forth herein.

(iii)             Minimum Vesting Provision.  Performance Awards shall have a minimum performance period of one year.  Performance Awards shall not be deemed to lack a minimum performance period solely because they vest before the end of the period in the event of the Participant’s death, disability, retirement or involuntary termination, or upon or after a Change in Control, all as determined by the Committee (subject to the provisions of the Plan) and set forth in the Award Agreement or other written instrument between the Company and a Participant.

(f)                                   Other Stock-Based Awards.  The Committee may grant such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares (including, without limitation, securities convertible into Shares, or fully vested Shares), as are deemed by the Committee to be consistent with the purpose of the Plan.  The Committee shall determine the terms and conditions of such Awards, subject to the terms of the Plan and the Award Agreement.  Shares, or other securities delivered pursuant to a purchase right granted under this Section 6(f), shall be purchased for consideration having a value equal to at least 100% of the Fair Market Value of such Shares or other securities on the date the purchase right is granted.  In addition, any Other Stock-Based Awards shall have a minimum vesting period of one year; provided, however, that such Awards will not be deemed to lack a minimum vesting period solely because they vest before the end of the period in the event of the Participant’s death, disability, retirement or involuntary termination, or upon or after a Change in Control, all as determined by the Committee (subject to the provisions of the Plan) and set forth in the Award Agreement or other written instrument between the Company and a Participant.

(g)                                  Certain Provisions Relating to Awards.

(i)                   Consideration for Awards.  Awards may be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or required by applicable law.

(ii)                Awards May Be Granted Separately or Together.  Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate.  Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(iii)             Forms of Payment under Awards.  Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares (including, in the case of Options, Shares otherwise issuable upon the exercise of the underlying Option), other securities, other Awards or other property, or any combination thereof), and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee.  Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents with respect to installment or deferred payments.

(iv)            Term of Awards.  The term of each Award shall be for a period not longer than 10 years from the date of grant.

(v)               Double-Trigger Vesting in the Event of a Change in Control.  In the event of a Change in Control where the Award or Awards continue, or are assumed or substituted, the vesting provisions of an Award shall not lapse, and the time of exercisability of an Award shall not be accelerated to a date, in either case, earlier than (1) the original vesting or exercise date specified in the applicable Award Agreement or (2) the date the Participant’s employment or other service relationship with the Company or any of its Affiliates is terminated by the Company or an Affiliate without “cause” or by the Participant for “good reason,” as those terms are defined by the Committee in the applicable severance plan or agreement.

(vi)            Limits on Transfer of Awards.  No Award and no right under any such Award shall be transferable by a Participant other than (1) by will or by the laws of descent and distribution or (2) by transfer of an Award back to the Company, including a transfer of an Award (but not any Stock Options) to the Company in connection with a deferral election under a Company deferred compensation plan.  The Committee may establish procedures as it deems appropriate for a Participant to designate a Person or Persons, as beneficiary or beneficiaries, to exercise the rights of the Participant and receive any property distributable with respect to any Award in the event of the Participant’s death.  Each Award under the Plan or right under any such Award shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative.  No Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

(vii)         Restrictions; Securities Matters.  All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may cause appropriate entries to be made or legends to be placed on the certificates for such Shares or other securities to reflect such restrictions.  The Company shall not be required to deliver any Shares or other securities covered by an Award unless and until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(viii)      Recoupment, Stock Holding and Other Company Policies.  All Awards granted under the Plan shall be subject to the Company’s clawback or recoupment policy, stock holding policy, share trading policies, and other applicable policies that may be implemented by the Company from time to time.

(ix)            Additional Exceptions to Minimum Vesting.  The minimum vesting periods under the Plan shall not apply (1) to Awards made in payment of or exchange for other earned compensation (including performance-based Awards) and (2) to a substitute Award that does not reduce the vesting period of the Award being replaced.  In addition, up to 5% of the Shares available for issuance pursuant to Awards under the Plan may be granted without regard to any minimum vesting period.

(x)               Compliance with Section 409A of the Code.  The Plan is intended to comply with the requirements of Section 409A of the Code, to the extent applicable.  All Award Agreements shall be construed and administered such that the

Award either qualifies for an exemption from the requirements of Section 409A of the Code or satisfies the requirements of Section 409A of the Code.  If an Award is subject to Section 409A of the Code, (1) payment, distribution or settlement, as applicable, shall only be made in a manner and upon an event permitted under Section 409A of the Code, (2) payment, distribution or settlement, as applicable, to be made upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code, and (3) in no event shall a Participant, directly or indirectly, designate the calendar year in which a payment, distribution or settlement, as applicable, is made except in accordance with Section 409A of the Code.  Notwithstanding anything in this Plan or an Award Agreement to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A of the Code and as determined under the Company’s policy for determining specified employees, on the date of his or her “separation from service” within the meaning of Section 409A of the Code, the distribution, payment or settlement, as applicable, of all of Participant’s Awards that are both (I) subject to Section 409A of the Code and (II) distributable, payable or settleable, as appropriate, on account of a separation from service, shall be postponed for six months following the date of the Participant’s separation from service.  If a distribution, payment or settlement, as applicable, is delayed pursuant to this paragraph, the distribution, payment or settlement, as applicable, shall be made within the 30-day period following the first business day of the seventh month following the Participant’s separation from service; provided that if the Participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the Participant’s death.  This distribution, payment or settlement, as applicable, shall include the cumulative amount of any amount that could not be paid or provided during such period.  To the extent that any provision of the Plan or an Award Agreement would cause a conflict with the requirements of Section 409A of the Code, or would cause the administration of the Plan or an Award to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed amended to the extent practicable to avoid adverse tax consequences under Section 409A of the Code for the Participant (including his or her beneficiaries).  Notwithstanding any provision in this Plan to the contrary, neither the Company nor the Committee shall have any liability to any person in the event such Section 409A of the Code applies to any Award in a manner that results in adverse tax consequences for the Participant or any of his or her beneficiaries.

Section 7.                                          Amendment and Termination; Corrections

(a)                                 Amendments to the Plan.  The Board of Directors of the Company may amend, alter, suspend, discontinue or terminate the Plan; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, prior approval of the stockholders of the Company shall be required for any amendment to the Plan that would:

(i)                   require stockholder approval under the rules or regulations of the Securities and Exchange Commission, the New York Stock Exchange or any other securities exchange that are applicable to the Company;

(ii)                increase the number of shares authorized under the Plan as specified in Section 4(a) of the Plan;

(iii)             increase the number of shares subject to the limitations contained in Section 4(d) of the Plan;

(iv)            permit repricing, cancellation and replacement, or exchange of Options or Stock Appreciation Rights, which are prohibited by Section 3(a)(v) of the Plan;

(v)               permit the award of Options or Stock Appreciation Rights at a price less than 100% of the Fair Market Value of a Share on the date of grant of such Option or Stock Appreciation Right, contrary to the provisions of Sections 6(a)(i) and 6(b) of the Plan; or

(vi)            cause the Section 162(m) exemption for qualified performance-based compensation to become unavailable with respect to Awards granted under the Plan.

(b)                                 Amendments to Awards.  Subject to the provisions of the Plan, the Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively.  Except as otherwise provided in the Plan, the Committee may amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, but no such action may adversely affect the rights of the holder of such Award without the consent of the Participant or holder or beneficiary thereof.

(c)                                  Correction of Defects, Omissions and Inconsistencies.  The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.

Section 8.                                          Tax Withholding

The Company may take such action as it deems appropriate to withhold or collect from a Participant the applicable federal, state, local or foreign payroll, withholding, income or other taxes that are required to be withheld or collected by the Company upon the grant, exercise, vesting or payment of an Award.  The Committee may require the Company to withhold Shares having a Fair Market Value equal to the amount necessary to satisfy the Company’s minimum statutory withholding requirements upon the grant, exercise, vesting or payment of an Award from Shares that otherwise would have been delivered to a Participant.  The Committee may, subject to any terms and conditions that the Committee may adopt, permit a Participant to elect to pay all or a portion of the minimum statutory withholding taxes by (a) having the Company withhold Shares otherwise to be delivered upon the grant, exercise, vesting or payment of an Award with a Fair Market Value equal to the amount of such taxes, (b) delivering to the Company Shares other than Shares issuable upon the grant, exercise, vesting or payment of an Award with a Fair Market Value equal to the amount of such taxes or (c) paying cash.  Any such election must be made on or before the date that the amount of tax to be withheld is determined.

Section 9.                                          General Provisions

(a)                                 No Rights to Awards.  No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan.  The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

(b)                                 Award Agreements.  No Participant shall have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Company and, if requested by the Company, signed by the Participant or until such Award Agreement is delivered and accepted through any electronic medium in accordance with procedures established by the Company.

(c)                                  Plan Provisions Control.  In the event that any provision of an Award Agreement conflicts with or is inconsistent in any respect with the terms of the Plan as set forth herein or subsequently amended, the terms of the Plan shall control.

(d)                                 No Rights of Stockholders.  Except with respect to Restricted Stock and (if applicable) Other Stock-Based Awards, neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a stockholder of the Company with respect to any Shares issuable upon the exercise or payment of any Award, in whole or in part, unless and until the Shares have been issued.

(e)                                  No Limit on Other Compensation Plans or Arrangements.  Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation plans or arrangements.

(f)                                   No Right to Employment or Directorship.  The grant of an Award shall not be construed as giving a Participant the right to be retained as an employee of the Company or any Affiliate, or a Director to be retained as a Director, nor will it affect in any way the right of the Company or an Affiliate to terminate a Participant’s employment at any time, with or without cause, or remove a Director in accordance with applicable law.  In addition, the Company or an Affiliate may at any time dismiss a Participant from employment or remove a Director who is a Participant free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement.

(g)                                  Governing Law.  The internal law, and not the law of conflicts, of the State of Delaware shall govern all questions concerning the validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award.  In addition, it is the intent of the Company that the Plan and applicable Awards under the Plan comply with the applicable provisions of Section 162(m) of the Code to the extent an Award has been designated in advance to so comply.  To the extent that any legal requirement of Section 16 of the Exchange Act or Section 162(m) of the Code as set forth in the Plan ceases to be required under Section 16 of the Exchange Act or Section 162(m) of the Code, that Plan provision shall cease to apply.

(h)                                 Severability.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the

Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

(i)                                     No Trust or Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person.  To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(j)                                    No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Share or whether such fractional Share or any rights thereto shall be canceled, terminated or otherwise eliminated.

(k)                                 Headings.  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 10.                                   Effective Date of the Plan

The Plan shall be subject to approval by the stockholders of the Company at the annual meeting of stockholders of the Company to be held on August 5, 2015 and the Plan shall be effective as of the date of such stockholder approval.

Section 11.                                   Term of the Plan

The Plan shall terminate at midnight on August 4, 2025 unless terminated before then by the Board.  Awards may be granted under the Plan until the Plan terminates or until all Shares available for Awards under the Plan have been purchased or acquired; provided, however, that Incentive Stock Options may not be granted following the 10-year anniversary of the Board’s adoption of the Plan.  After the termination of this Plan, either upon such stated expiration date or its earlier termination by the Board, no additional Awards may be granted under this Plan, but previously granted Awards (and the authority of the Committee with respect to the Awards, including the authority to amend such Awards) shall remain outstanding in accordance with their applicable terms and conditions (and the terms and conditions of the Plan, which shall continue to apply to such Awards as long as they remain outstanding).